News Release

American Homes 4 Rent Reports Fourth Quarter and Full Year 2017 Financial and Operating Results
AGOURA HILLS, Calif., Feb. 22, 2018—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter and full year ended December 31, 2017.
Highlights

•	Total revenues increased 6.7% to $242.8 million for the fourth quarter of 2017 from $227.6 million for the fourth quarter of 2016.

•
Net loss attributable to common shareholders totaled $22.0 million, and a $0.08 loss per diluted share, for the fourth quarter of 2017, compared to net income attributable to common shareholders of $2.4 million, and a $0.01 loss per diluted share, for the fourth quarter of 2016.

•
Core Funds from Operations attributable to common share and unit holders for the fourth quarter of 2017 was $89.4 million, or $0.26 per FFO share and unit, compared to $75.9 million, or $0.26 per FFO share and unit, for the fourth quarter of 2016.

•
Adjusted Funds from Operations attributable to common share and unit holders for the fourth quarter of 2017 was $79.8 million, or $0.23 per FFO share and unit, compared to $67.7 million, or $0.23 per FFO share and unit, for the same period in 2016.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 64.9% for the fourth quarter of 2017, compared to 65.2% for the same period in 2016.

•	Core NOI after capital expenditures from Same-Home properties increased by 1.5% year-over-year for the quarter ended December 31, 2017.

•
Same-Home portfolio leasing percentage increased to 95.7% as of December 31, 2017, from 95.2% as of September 30, 2017, while achieving 3.1% growth in average monthly realized rent per property for the fourth quarter of 2017, compared to the same period in 2016.

•	Redeemed the Series A and B participating preferred shares through a conversion into 12,398,276 Class A common shares (see "Capital Activities and Balance Sheet").

•
In February 2018, issued $500.0 million of 4.25% unsecured senior notes due 2028, which have been effectively hedged at 4.08% through the use of a treasury lock (see “Capital Activities and Balance Sheet”).

“American Homes 4 Rent completed a successful year, generating a 6% improvement in annual Core NOI after capital expenditures from our comparable Same-Home pool by improving Core NOI margins by 130 basis points to 64.5% through further efficiencies from our industry-leading, mature platform," stated David Singelyn, Chief Executive Officer. "We also obtained the first and only investment grade ratings in the single-family rental sector, and have demonstrated the benefit of those ratings in our inaugural issuance of unsecured corporate debt. Looking forward to 2018, I remain bullish on our future based on the strength of fundamentals in the single-family rental sector that provide us with a strong macro tailwind to further expand our existing portfolio cash flows, execute on our strategic external growth plans and create value for our shareholders.”

Fourth Quarter 2017 Financial Results

During the quarter, the Company released newly defined average occupancy, rental rate and capital expenditure metrics, which management believes provide better clarity into our underlying leasing results and operating performance. These metric changes include: (1) replacement of average occupancy percentage with average occupied days percentage, (2) replacement of average contractual monthly rent as of period end with average monthly realized rent per property and (3) additional disclosures around previously reported capital expenditures to distinguish between recurring capital expenditures and property enhancing capex. Full definitions of these new metrics, along with historical quarterly disclosure under the new methodology can be found in the Company’s Fourth Quarter 2017 Earnings Release and Supplemental Information Package.
Net loss attributable to common shareholders totaled $22.0 million, and a $0.08 loss per diluted share, for the fourth quarter of 2017, compared to net income attributable to common shareholders of $2.4 million, and a $0.01 loss per diluted share, for the fourth quarter of 2016. This decrease was primarily attributable to the redemption of the Series A and Series B participating preferred shares through a conversion into Class A common shares, partially offset by higher revenues and lower interest expense.
Total revenues increased 6.7% to $242.8 million for the fourth quarter of 2017 from $227.6 million for the fourth quarter of 2016. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 46,511 homes for the quarter ended December 31, 2017, compared to 44,772 homes for the quarter ended December 31, 2016.
Core NOI on our total portfolio increased 5.9% to $136.8 million for the fourth quarter of 2017, compared to $129.1 million for the fourth quarter of 2016. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.
Core revenues from Same-Home properties increased 2.1% to $159.5 million for the fourth quarter of 2017, compared to $156.2 million for the fourth quarter of 2016. This growth was driven by a 3.1% increase in average monthly realized rents, offset by a 0.8% decline in average occupied days percentage caused by excess vacant inventory carried over from the third quarter of 2017. Note that we experienced strong leasing activity during the fourth quarter of 2017 and improved the leased percentage on Same-Home properties by 50 basis points to 95.7% as of December 31, 2017, from 95.2% as of September 30, 2017. Core property operating expenses from Same-Home properties increased 3.0% to $55.9 million for the fourth quarter of 2017, compared to $54.3 million for the fourth quarter of 2016. This increase was primarily attributable to the timing of property tax expense and increased R&M and turnover costs, net, due to labor and material cost increases and higher turnover costs associated with additional vacant homes.
Core NOI from Same-Home properties increased 1.7% to $103.6 million for the fourth quarter of 2017, compared to $101.8 million for the fourth quarter of 2016. After capital expenditures, Core NOI from Same-Home properties increased 1.5% to $97.9 million for the fourth quarter of 2017, compared to $96.4 million for the fourth quarter of 2016.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $89.4 million, or $0.26 per FFO share and unit, for the fourth quarter of 2017, compared to $75.9 million, or $0.26 per FFO share and unit, for the fourth quarter of 2016. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the fourth quarter of 2017 was $79.8 million, or $0.23 per FFO share and unit, compared to $67.7 million, or $0.23 per FFO share and unit, for the fourth quarter of 2016. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Full Year 2017 Financial Results
Net loss attributable to common shareholders totaled $22.1 million, or $0.08 per diluted share, for the year ended December 31, 2017, compared to a net loss attributable to common shareholders of $33.5 million, or $0.14 per diluted share, for the year ended December 31, 2016. This improvement was primarily attributable to higher revenues and lower interest expense, partially offset by the redemption of the Series A and Series B participating preferred shares through a conversion into Class A common shares, higher property operating expenses and an increase in preferred dividends.

Total revenues increased 9.3% to $960.4 million for the year ended December 31, 2017, from $878.9 million for the year ended December 31, 2016. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 45,839 homes for the year ended December 31, 2017, compared to 43,026 homes for the year ended December 31, 2016.
Core NOI on our total portfolio increased 11.6% to $531.7 million for the year ended December 31, 2017, compared to $476.6 million for the year ended December 31, 2016. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.
Core revenues from Same-Home properties increased 3.0% to $634.4 million for the year ended December 31, 2017, compared to $616.2 million for the year ended December 31, 2016. This growth was driven by a 3.1% increase in average monthly realized rents, offset by a 0.1% decline in average occupied days percentage. Core property operating expenses from Same-Home properties decreased 0.8% to $225.1 million for the year ended December 31, 2017, compared to $226.9 million for the year ended December 31, 2016. This improvement was driven by continued operating efficiencies in R&M and turnover costs, net and a reduction in property management expenses, net, partially offset by modest increases in property tax expense and HOA fees, net.
Core NOI from Same-Home properties increased 5.1% to $409.3 million for the year ended December 31, 2017, compared to $389.3 million for the year ended December 31, 2016. After capital expenditures, Core NOI from Same-Home properties increased 6.2% to $384.1 million for the year ended December 31, 2017, compared to $361.7 million for the year ended December 31, 2016.
Core FFO attributable to common share and unit holders was $327.0 million, or $1.02 per FFO share and unit, for the year ended December 31, 2017, compared to $282.1 million, or $0.97 per FFO share and unit, for the year ended December 31, 2016. Adjusted FFO attributable to common share and unit holders for the year ended December 31, 2017, was $287.0 million, or $0.90 per FFO share and unit, compared to $242.5 million, or $0.84 per FFO share and unit, for the year ended December 31, 2016. This improvement was primarily attributable to significant increases in rental revenue driven by a larger number of leased properties and higher rental rates, partially offset by increases in property operating expenses.
Portfolio
As of December 31, 2017, the Company had 46,996 leased properties, an increase of 970 properties from September 30, 2017. As of December 31, 2017, the leased percentage on Same-Home properties was 95.7%, compared to 95.2% as of September 30, 2017.
Investments
As of December 31, 2017, the Company's total portfolio consisted of 51,239 homes, including 310 homes held for sale, compared to 50,015 homes as of September 30, 2017, including 469 homes held for sale, an increase of 1,224 homes, which included 1,412 homes acquired and 188 homes sold or rescinded (including 162 former ARPI properties).
For 2018, the Company is revising its full year acquisition target to $400 million to $600 million, which will be focused going forward primarily on newly-constructed, built-for-rental product that we believe provides the best risk-adjusted returns and is consistent with our core growth strategy.

Capital Activities and Balance Sheet
In the fourth quarter of 2017, the Company redeemed all 5,060,000 shares of the outstanding 5.0% Series A participating preferred shares and all 4,400,000 shares of the outstanding 5.0% Series B participating preferred shares through a conversion of those shares into Class A common shares, in accordance with the conversion terms in the Articles Supplementary. This resulted in 12,398,276 total Class A common shares issued from the redemption, based on a conversion ratio of 1.3106 Class A common shares issued per Series A and B participating preferred share.
As of December 31, 2017, the Company had cash and cash equivalents of $46.2 million and had total outstanding debt of $2.5 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred loan costs, with a weighted-average stated interest rate of 4.07% and a weighted-average term to maturity of 14.4 years. The Company’s $800.0 million revolving credit facility and $200.0 million term loan facility had outstanding borrowings of $140.0 million and $200.0 million, respectively, at the end of the year.
In February 2018, the Operating Partnership issued $500.0 million of 4.25% unsecured senior notes with a maturity date of February 15, 2028, which have been effectively hedged at 4.08% through the use of a treasury lock that was settled for a $9.6 million gain. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2018. The Operating Partnership received net proceeds of $494.0 million from this offering, after underwriting fees of approximately $3.2 million and a $2.8 million discount, and before estimated offering costs of $1.5 million. The Operating Partnership intends to use the net proceeds from this offering for general corporate purposes, including, without limitation, acquisition of properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of our properties, working capital and other general purposes, including repurchases of securities.
During February 2018, the Company's board of trustees authorized the repurchase of up to $300.0 million of our outstanding Class A common shares and up to $250.0 million of our outstanding preferred shares. Common and preferred share repurchases may be made in the open market or in privately negotiated transactions.
2018 Outlook

Full Year 2018
Same-Home
Average Occupied Days Percentage	94.5% - 95.5%
Core revenues growth	3.5% - 4.5%
Core property operating expenses growth	4.0% - 5.0%
Core NOI After Capital Expenditures growth	3.0% - 4.0%
Core NOI margin	64.0% - 65.0%
Property tax expense growth	3.5% - 4.5%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures per property	$1,950 - $2,100

Property Enhancing Capex	$8 - $12 million

General and administrative expense, excluding noncash share-based compensation	$33.5 - $35.5 million

Acquisition volume	$400 - $600 million
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues, Non-Same-Home property operating expenses and noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Fourth Quarter 2017 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 23, 2018, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2017, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, March 9, 2018, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13675860#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2017, we owned 51,239 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our acquisition and homebuilding programs will result in continued growth and that we will continue to expand margins. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Single-family properties:
Land	$1,665,631	$1,512,183
Buildings and improvements	7,303,270	6,614,953
Single-family properties held for sale, net	35,803	87,430
	9,004,704	8,214,566
Less: accumulated depreciation	(939,724)	(666,710)
Single-family properties, net	8,064,980	7,547,856
Cash and cash equivalents	46,156	118,799
Restricted cash	136,667	131,442
Rent and other receivables, net	30,144	17,618
Escrow deposits, prepaid expenses and other assets	171,851	133,594
Deferred costs and other intangibles, net	13,025	11,956
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,608,768	$8,107,210

Liabilities
Revolving credit facility	$140,000	$—
Term loan facility, net	198,023	321,735
Asset-backed securitizations, net	1,977,308	2,442,863
Exchangeable senior notes, net	111,697	108,148
Secured note payable	48,859	49,828
Accounts payable and accrued expenses	222,867	177,206
Amounts payable to affiliates	4,720	—
Participating preferred shares derivative liability	29,470	69,810
Total liabilities	2,732,944	3,169,590

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 286,114,637 and 242,740,482 shares issued and outstanding at December 31, 2017 and 2016, respectively	2,861	2,427
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2017 and 2016	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 38,350,000 and 37,010,000 shares issued and outstanding at December 31, 2017 and 2016, respectively	384	370
Additional paid-in capital	5,600,256	4,568,616
Accumulated deficit	(453,953)	(378,578)
Accumulated other comprehensive income	75	95
Total shareholders' equity	5,149,629	4,192,936

Noncontrolling interest	726,195	744,684
Total equity	5,875,824	4,937,620

Total liabilities and equity	$8,608,768	$8,107,210

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rents from single-family properties	$210,778	$198,980	$824,023	$757,603
Fees from single-family properties	2,590	2,415	10,727	10,234
Tenant charge-backs	28,232	23,177	120,081	95,254
Other	1,201	2,987	5,568	15,798
Total revenues	242,801	227,559	960,399	878,889

Expenses:
Property operating expenses	87,871	78,323	355,074	317,310
Property management expenses	17,345	17,547	69,712	70,724
General and administrative expense	7,986	8,524	34,732	33,068
Interest expense	25,747	31,538	112,620	130,847
Acquisition fees and costs expensed	809	544	4,623	11,443
Depreciation and amortization	75,831	74,164	297,290	298,677
Hurricane-related charges, net	(2,173)	—	7,963	—
Other	803	5,496	5,005	11,978
Total expenses	214,219	216,136	887,019	874,047

Gain on sale of single-family properties and other, net	451	1,995	6,826	14,569
Loss on early extinguishment of debt	—	—	(6,555)	(13,408)
Gain on conversion of Series E units	—	—	—	11,463
Remeasurement of participating preferred shares	1,500	(4,080)	2,841	(7,020)

Net income	30,533	9,338	76,492	10,446

Noncontrolling interest	(4,485)	(6,640)	(4,507)	3,751
Dividends on preferred shares	14,596	13,587	60,718	40,237
Redemption of participating preferred shares	42,416	—	42,416	—

Net (loss) income attributable to common shareholders	$(21,994)	$2,391	$(22,135)	$(33,542)

Weighted-average shares outstanding:
Basic	286,469,724	239,887,357	264,254,718	234,010,168
Diluted	286,469,724	295,965,589	264,254,718	234,010,168

Net (loss) income attributable to common shareholders per share:
Basic	$(0.08)	$0.01	$(0.08)	$(0.14)
Diluted	$(0.08)	$(0.01)	$(0.08)	$(0.14)

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2017 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2017 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the quarters and years ended December 31, 2017 and 2016 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income attributable to common shareholders	$(21,994)	$2,391	$(22,135)	$(33,542)
Adjustments:
Noncontrolling interests in the Operating Partnership	(4,618)	(6,525)	(4,648)	4,313
Net loss (gain) on sale / impairment of single-family properties and other	443	1,508	(2,146)	(9,599)
Depreciation and amortization	75,831	74,164	297,290	298,677
Less: depreciation and amortization of non-real estate assets	(1,797)	(2,046)	(7,847)	(6,391)
FFO attributable to common share and unit holders	$47,865	$69,492	$260,514	$253,458
Adjustments:
Acquisition fees and costs expensed	809	544	4,623	11,443
Noncash share-based compensation - general and administrative	646	498	2,563	2,076
Noncash share-based compensation - property management	391	394	1,649	1,560
Noncash interest expense related to acquired debt	925	865	3,549	4,564
Hurricane-related charges, net	(2,173)	—	7,963	—
Loss on early extinguishment of debt	—	—	6,555	13,408
Gain on conversion of Series E units	—	—	—	(11,463)
Remeasurement of participating preferred shares	(1,500)	4,080	(2,841)	7,020
Redemption of participating preferred shares	42,416	—	42,416	—
Core FFO attributable to common share and unit holders	$89,379	$75,873	$326,991	$282,066
Recurring capital expenditures (1)	(7,501)	(6,353)	(32,556)	(31,536)
Leasing costs	(2,029)	(1,806)	(7,390)	(8,005)
Adjusted FFO attributable to common share and unit holders	$79,849	$67,714	$287,045	$242,525

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.14	$0.24	$0.81	$0.88
Core FFO attributable to common share and unit holders	$0.26	$0.26	$1.02	$0.97
Adjusted FFO attributable to common share and unit holders	$0.23	$0.23	$0.90	$0.84

Weighted-average FFO shares and units:
Common shares outstanding	286,469,724	239,887,357	264,254,718	234,010,168
Share-based compensation plan (2)	696,037	—	735,415	—
Operating partnership units	55,353,391	55,555,960	55,498,488	55,355,197
Total weighted-average FFO shares and units	342,519,152	295,443,317	320,488,621	289,365,365

(1)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home property by (b) our total number of properties, excluding non-stabilized and held for sale properties.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash gain or loss on redemption or conversion of shares or units and (7) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or loss per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the quarters and years ended December 31, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$242,801	$227,559	$960,399	$878,889
Tenant charge-backs	(28,232)	(23,177)	(120,081)	(95,254)
Bad debt expense	(2,186)	(1,877)	(7,328)	(6,969)
Other revenues	(1,201)	(2,987)	(5,568)	(15,798)
Core revenues	$211,182	$199,518	$827,422	$760,868

Core property operating expenses
Property operating expenses	$87,871	$78,323	$355,074	$317,310
Property management expenses	17,345	17,547	69,712	70,724
Noncash share-based compensation - property management	(391)	(394)	(1,649)	(1,560)
Expenses reimbursed by tenant charge-backs	(28,232)	(23,177)	(120,081)	(95,254)
Bad debt expense	(2,186)	(1,877)	(7,328)	(6,969)
Core property operating expenses	$74,407	$70,422	$295,728	$284,251

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$30,533	$9,338	$76,492	$10,446
Remeasurement of participating preferred shares	(1,500)	4,080	(2,841)	7,020
Gain on conversion of Series E units	—	—	—	(11,463)
Loss on early extinguishment of debt	—	—	6,555	13,408
Hurricane-related charges, net	(2,173)	—	7,963	—
Gain on sale of single-family properties and other, net	(451)	(1,995)	(6,826)	(14,569)
Depreciation and amortization	75,831	74,164	297,290	298,677
Acquisition fees and costs expensed	809	544	4,623	11,443
Noncash share-based compensation - property management	391	394	1,649	1,560
Interest expense	25,747	31,538	112,620	130,847
General and administrative expense	7,986	8,524	34,732	33,068
Other expenses	803	5,496	5,005	11,978
Other revenues	(1,201)	(2,987)	(5,568)	(15,798)
Tenant charge-backs	28,232	23,177	120,081	95,254
Expenses reimbursed by tenant charge-backs	(28,232)	(23,177)	(120,081)	(95,254)
Bad debt expense excluded from operating expenses	2,186	1,877	7,328	6,969
Bad debt expense included in revenues	(2,186)	(1,877)	(7,328)	(6,969)
Core NOI	136,775	129,096	531,694	476,617
Less: Non-Same-Home Core NOI	33,207	27,268	122,429	87,337
Same-Home Core NOI	103,568	101,828	409,265	389,280
Less: Same-Home recurring capital expenditures	5,706	5,381	25,150	27,572
Same-Home Core NOI After Capital Expenditures	$97,862	$96,447	$384,115	$361,708

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com